EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-58048, 33-89778, 333-69949, 333-147173, and 333-162364 on Form S-8 and in Registration Statement Nos. 333-86325 and 333-147067 on Form S-3 of our reports dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of Global Industries, Ltd. and its subsidiaries, and the effectiveness of Global Industries, Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Global Industries, Ltd. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 25, 2011